Exhibit 99.2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is dated as of August 3, 2010 between Solarfun Power Holdings Co., Ltd., an exempted company incorporated and validly existing with limited liability under the laws of the Cayman Islands (the “Company”), and Hanwha Chemical Corporation, a Korean company (together with its successors and assigns, the “Purchaser”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder by the United States Securities and Exchange Commission (the “Commission”), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, Ordinary Shares of the Company as more fully described in this Agreement;

WHEREAS, the Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, 36,455,089 Ordinary Shares (as defined below) (the “Primary Shares”);

WHEREAS, contemporaneously with the closing of the transactions contemplated by this Agreement, the Parties (as defined below) will execute and deliver a Share Issuance and Repurchase Agreement, substantially in the form attached hereto as EXHIBIT A (the “Share Lending Agreement”), pursuant to which, among other things, the Purchaser will purchase, and the Company will sell, upon the terms and conditions stated in the Share Lending Agreement, up to 45,080,019 Ordinary Shares (the “Loaned Shares”);

WHEREAS, contemporaneously with the closing of the transactions contemplated by this Agreement, the Parties will execute and deliver a Shareholder Agreement, substantially in the form attached hereto as EXHIBIT B (the “Shareholder Agreement”), pursuant to which, among other things, the Company will agree to provide certain rights with respect to the Ordinary Shares held by the Purchaser and its Affiliates (as defined below) and the Purchaser and the Company will agree to be bound by certain obligations as set out in the Shareholder Agreement; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser is entering into: (a) a share purchase agreement with Good Energies II LP (“Good Energies”) in the form attached hereto as EXHIBIT C (the “Good Energies Purchase Agreement”), and (b) a share purchase agreement with Yonghua Solar Power Investment Holding Ltd. (“Yonghua Solar” and together with Good Energies, the “Selling Shareholders”) in the form attached hereto as EXHIBIT D (the “Yonghua Solar Purchase Agreement” and together with the Good Energies Purchase Agreement, the “Selling Shareholder Purchase Agreements”); pursuant to which, among other things, the Selling Shareholders will agree to sell an aggregate of 126,812,755 Ordinary Shares (including Ordinary Shares represented by an aggregate of 1,281,011 American Depositary Shares (as defined below)), to the Purchaser on the terms and conditions set forth in the Selling Shareholder Purchase Agreements.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Additional Closing” means the closing of the purchase and sale of up to 14,407,330 remaining Loaned Shares pursuant to Section 2.1(b).

“Additional Closing Date” means the first Trading Day after the date on which the shareholders of the Company approve the Share Lending Agreement, the issuance of up to 14,407,330 remaining Loaned Shares to the Purchaser thereunder and the transfers contemplated in accordance with the Share Lending Agreement.

“Additional Closing Purchase Price” means an amount equal to $0.0001 multiplied by the total number of Loaned Shares sold to the Purchaser under the Share Lending Agreement at the Additional Closing, subject in each case to adjustment for reverse and forward stock splits, stock dividends, stock combinations, conversions and other similar transactions of the Ordinary Shares that occur after the date of this Agreement.

“Additional Shares” means the Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) transferred by the Selling Shareholders to the Purchaser pursuant to the Selling Shareholder Purchase Agreements.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405.

“Agreement” shall have the meaning ascribed to such term in the preamble of this Agreement.

“American Depositary Shares” means the issued and outstanding American Depositary Shares of the Company, each representing five (5) Ordinary Shares (as amended or modified from time to time), and any other class of securities into which such securities may hereafter be reclassified or changed.

“Annual Report” shall have the meaning ascribed to such term Section 3.1(f).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the PRC, Hong Kong, Seoul, the Republic of Korea or the Cayman Islands are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Primary Shares and 30,672,689 Loaned Shares pursuant to Section 2.1(a).

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions set forth in Articles II and V are satisfied or waived in accordance herewith, as the case may be, or such other date as the Parties may agree.

“Closing Purchase Price” means an amount equal to (a) $2.14431 multiplied by the total number of Primary Shares sold to the Purchaser hereunder, and (b) $0.0001 multiplied by the total number of Loaned Shares sold to the Purchaser under the Share Lending Agreement at the Closing, subject in each case to adjustment for reverse and forward stock splits, stock dividends, stock combinations, conversions and other similar transactions of the Ordinary Shares that occur after the date of this Agreement.

“Commission” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Company” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Company Action” shall have the meaning ascribed to such term in Section 3.1(i).

“Company Required Approvals” shall have the meaning ascribed to such term in Section 3.1(d).

“Competition Approvals” means all Consents of, with or to any Governmental or Regulatory Authority in relation to anti competition laws, including the direct investment reports, business combination reports, merger control review and other filings, as applicable, with the Korea Fair Trade Commission and the German Federal Cartel Office, and the clearance of the foreign direct investment report pursuant to the Foreign Exchange Transaction Act of Korea and regulations thereunder.

“Consent” means any consent, approval, authorization, novation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental or Regulatory Authority.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(g).

“Good Energies” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Good Energies Purchase Agreement” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Governmental or Regulatory Authority” means any national government, any state, provincial, local or other political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, any self-regulatory organization or any other instrumentality, including the Financial Industry Regulatory Authority, Inc. and the Nasdaq Stock Market, LLC, of any jurisdiction in which a Person conducts business or operations.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property Rights” means all patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations, service names, trade names, trade secrets, inventions, copyrights, copyright applications, inventions, domain names, URLs, licenses, software, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights and similar rights that the Company or the Subsidiaries have, or have the right to use, as described in the SEC Reports as necessary or material for use in connection with the Company’s or the Subsidiaries’ respective businesses and which the failure to so have would reasonably be expected to have a Material Adverse Effect in respect of the Company.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Key Customer” shall have the meaning ascribed to such term in Section 3.1(u).

“Key Supplier” shall have the meaning ascribed to such term in Section 3.1(u).

“Knowledge of the Company,” “the Company’s Knowledge” and terms and phrases of similar import, whether or not capitalized, mean the actual knowledge possessed by the President, the Chief Financial Officer, and the Senior Vice President of Operations of the Company, after due inquiry in light of such Person’s position and area(s) of responsibility.

“Loaned Shares” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Law” means any federal, state, local statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, hypothecation, right of others, claim, charge, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, servitude, lien, restrictions on transfer or other restrictions or limitations on rights or title of assets.

“Losses” means any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees that any Person may suffer or incur.

“Material Adverse Effect” means, in respect of a Person, any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in a material adverse change in or a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under this Agreement or any of the financial condition, results of operations, business or operations of such Person, taken as a whole, except in each case to the extent that any such Material Adverse Effect results from:

(a) changes in the trading price or trading volume of the American Depositary Shares (in the case of the Company);

(b) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement;

(c) changes in the economy or the financial, securities or currency markets in the United States, the PRC, the Republic of Korea or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates);

(d) changes generally affecting companies in the industries in which such Person and its subsidiaries engage in business;

(e) any changes in generally accepted accounting principles;

(f) the failure of such Person to meet projections or forecasts, in and of itself;

(g) any taking of any action pursuant to this Agreement or at the written request of the Purchaser or the Company (who, in such circumstances, is not the Person), as the case may be;

(h) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any Governmental or Regulatory Authority, in each case having general applicability; or

(i) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism.

“Non-Disclosure and Standstill Agreement” means that certain Non-Disclosure and Standstill Agreement, dated as of March 25, 2010, by and between the Company and the Purchaser.

“Ordinary Share Equivalents” means any securities of the Company or any Subsidiary that would entitle the holder thereof to acquire at any time Ordinary Shares, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Organizational Documents” means, with respect to any Person (other than an individual), the memorandum and articles of association, constitution, certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Person (in each case, as amended through the date of this Agreement).

“Parties” means collectively the Company and the Purchaser. Each of the Parties will be referred to individually as a “Party.”

“Paul Hastings” means Paul, Hastings, Janofsky & Walker LLP with offices located at 22/F Bank of China Tower, 1 Garden Road, Hong Kong.

“Person” means an individual or corporation, company, firm, general or limited partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental or Regulatory Authority or other entity of any kind.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement excluding Hong Kong, Macau Special Administrative Region and the island of Taiwan.

“Primary Shares” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Prior Shareholders Agreement” means the Second Shareholders Agreement of Solarfun Power Holdings Co., Ltd., dated as of December 4, 2007, by and among the Company, Good Energies, Yonghua Solar and the other parties thereto.

“Proceeding” means an action, claim, suit, investigation or proceeding before a Governmental or Regulatory Authority, whether commenced or threatened in writing.

“Purchaser” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Purchaser Action” shall have the meaning ascribed to such term in Section 3.2(e).

“Purchaser Nominees” shall have the meaning ascribed to such term in Section 4.15.

“Purchaser Required Approvals” shall have the meaning ascribed to such term in Section 3.2(d).

“Registration Statement” means a registration statement meeting the requirements set forth in the Shareholder Agreement and covering the resale by the Purchaser of the Primary Shares and the Additional Shares.

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial and other advisers, representatives, consultants, directors, officers, employees, shareholders, partners, members and agents.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Rule 501” means Rule 501 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholder Purchase Agreements” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Selling Shareholders” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Share Lending Agreement” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Share Registrar” means Maples Finance Limited, the principal share registrar of the Company, with a mailing address of c/o Maples Finance Asia Limited, 25/F, 100 Queen’s Road Central, Hong Kong, Attn: Derek Tsoi and a facsimile number of +852 3470 9028, and any successor principal share registrar of the Company.

“Shareholder Agreement” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Shareholder Meeting” shall have the meaning ascribed to such term in Section 4.17.

“Shares” means the Primary Shares and the Loaned Shares.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 1.1 and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares or the American Depositary Shares are listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Share Lending Agreement, the Shareholder Agreement, all exhibits and schedules hereto and thereto and any other documents or agreements executed in connection with the transactions contemplated hereby, and for the avoidance of doubt, excluding the Selling Shareholder Purchase Agreements.

“Yonghua Solar” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Yonghua Solar Purchase Agreement” shall have the meaning ascribed to such term in the recitals of this Agreement.

1.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder as of the Closing, unless the context requires otherwise, and shall include all amendments of the same and any successor or replacement statutes and regulations. All references to agreements shall mean such agreement as may be amended or otherwise modified from time to time. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

PURCHASE AND SALE

2.1 Closing.

(a) On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the Parties, the Company agrees to sell, and the Purchaser agrees to purchase, an aggregate of 67,127,778 Ordinary Shares (constituting all the Primary Shares and 30,672,689 Loaned Shares). The Purchaser shall pay to the Company via wire transfer of immediately available funds an amount equal to the Closing Purchase Price, the Company shall issue to the Purchaser 67,127,778 Ordinary Shares (constituting all the Primary Shares and 30,672,689 Loaned Shares) and the Company and the Purchaser shall deliver the other items set forth in Sections 2.2(a) and (b) deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Articles II and V, the Closing shall occur at the offices of Paul Hastings or at such other location or remotely by facsimile transmission or other electronic means as the Parties shall mutually agree.

(b) On the Additional Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, up to an aggregate of 14,407,330 Loaned Shares in accordance with the Share Lending Agreement. The Purchaser shall pay to the Company via wire transfer of immediately available funds an amount equal to the Additional Closing Purchase Price, the Company shall issue to the Purchaser up to 14,407,330 remaining Loaned Shares in accordance with the Share Lending Agreement and the Company and the Purchaser shall deliver the other items set forth in Sections 2.2(c) and (d) deliverable at the Additional Closing. The Additional Closing shall occur at the offices of Paul Hastings or at such other location or remotely by facsimile transmission or other electronic means as the Parties shall mutually agree.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) a legal opinion of Maples and Calder in substantially the form of EXHIBIT E attached hereto;

(ii) a copy of the irrevocable instructions to the Share Registrar instructing the Share Registrar to issue the Primary Shares to the Purchaser, and to deliver, on an expedited basis, a certificate evidencing a number of Ordinary Shares equal to 36,455,089, registered in the name of the Purchaser and an updated Register of Members of the Company;

(iii) a copy of the irrevocable instructions to the Share Registrar instructing the Share Registrar to issue the Loaned Shares to the Purchaser, and to deliver, on an expedited basis, a certificate evidencing a number of Ordinary Shares equal to 30,672,689, registered in the name of the Purchaser and an updated Register of Members of the Company;

(iv) a certificate of the Secretary of the Company, dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (b) attaching and certifying copies of the Company’s Organizational Documents, (c) certifying the valid existence of the Company under the laws of the Cayman Islands and that there are no Proceedings for the dissolution or liquidation of the Company or any of the Subsidiaries, and (d) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

(v) the certificate referred to in Section 5.1(i);

(vi) the Shareholder Agreement, duly executed by the Company;

(vii) the Share Lending Agreement, duly executed by the Company; and

(viii) all other documents required to be entered into by the Company pursuant hereto to consummate the transactions contemplated by the Transaction Documents.

(b) On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i) the Closing Purchase Price by wire transfer or a certified check of immediately available funds to the Company;

(ii) the Shareholder Agreement, duly executed by the Purchaser;

(iii) the Share Lending Agreement, duly executed by the Purchaser; and

(iv) all other documents required to be entered into by the Purchaser pursuant hereto to consummate the transactions contemplated by the Transaction Documents.

(c) On or prior to the Additional Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) a legal opinion of Maples and Calder in substantially the form of EXHIBIT E attached hereto (solely with respect to the issuance of up to the remaining 14,407,330 Loaned Shares in accordance with the Share Lending Agreement); and

(ii) a copy of the irrevocable instructions to the Share Registrar instructing the Share Registrar to issue up to 14,407,330 remaining Loaned Shares to the Purchaser in accordance with the Share Lending Agreement, and to deliver, on an expedited basis, a certificate evidencing a number of Ordinary Shares equal to up to 14,407,330 in accordance with the Share Lending Agreement, registered in the name of the Purchaser and an updated Register of Members of the Company.

(d) On or prior to the Additional Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the Additional Closing Purchase Price by wire transfer or a certified check of immediately available funds to the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the SEC Reports filed on or prior to the date hereof and the schedules delivered herewith (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby represents and warrants to the Purchaser, as of the date hereof and the Closing Date:

(a) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own, lease and use its properties and assets and to carry on its business as currently conducted except where the failure to have such requisite power or authority would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect in respect of the Company. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective Organizational Documents. Each of the Company and the Subsidiaries is duly qualified, licensed or admitted to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect in respect of the Company, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification except for such Proceedings that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect in respect of the Company.

(b) Authorization; Enforcement. The Company has the requisite corporate or company power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further consent or action is required by the Company, the Board of Directors or the Company’s shareholders in connection therewith other than in connection with the Company Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly authorized and executed by the Company and is, or when delivered in accordance with the terms hereof and thereof, will constitute, subject to the satisfaction of and obtaining the Company Required Approvals, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Shares and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s Organizational Documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the satisfaction and obtaining the Company Required Approvals, conflict with or result in a violation of any Law, injunction or other restriction of any Governmental or Regulatory Authority to which the Company or any Subsidiary is subject (including federal, state and foreign securities laws and regulations), or by which any property or asset of the Company or any Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), to the extent that such conflict or violation would not have, or reasonably be expected to result in, a Material Adverse Effect in respect of the Company.

(d) Filings, Consents and Approvals. The Company is not required to obtain any Consent, give any notice to or make any filing or registration with any Governmental or Regulatory Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings with the Commission pursuant to the Shareholder Agreement, (ii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Shares and the listing of the Shares for trading thereon in the time and manner required thereby, (iii) the filing of a Form D with the Commission and such other filings as are required to be made under applicable state, federal and foreign securities laws, and (iv) other Consents, waivers, authorizations or orders, or notice to, or filings or registrations with other Persons as set forth on Schedule 3.1(d) (collectively, the “Company Required Approvals”).

(e) Issuance of the Shares. The Shares have been duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchaser in this Agreement, the Shares will be issued in compliance with all applicable federal, state and foreign securities laws.

(f) Capitalization. The capitalization of the Company is as set forth on Schedule 3.1(f), which Schedule 3.1(f) shall also include the number of Ordinary Shares and Ordinary Share Equivalents owned beneficially, and of record, by Affiliates of the Company. The Company has not issued any of its share capital since its most recently filed annual report on Form 20-F for the fiscal year ended December 31, 2009, as amended (the “Annual Report”), other than pursuant to the exercise of employee share options under the Company’s share option plans, the issuance of Ordinary Shares or Ordinary Share Equivalents to employees pursuant to the Company’s employee share purchase plans and pursuant to the conversion and/or exercise of Ordinary Share Equivalents outstanding as of the Annual Report. Other than in the Prior Shareholders Agreement, no Person has any right of first refusal, preemptive right, right of participation or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.1(f) and except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for or rights allowing any Person to subscribe for or acquire any Ordinary Shares or Ordinary Share Equivalents, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Ordinary Shares or Ordinary Share Equivalents. Except as set forth on Schedule 3.1(f), the issuance and sale of the Shares will not obligate the Company to issue Ordinary Shares, Ordinary Share Equivalents or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding share capital of the Company is validly issued, fully paid and nonassessable and has been issued in compliance with all federal, state and foreign securities laws, and none of such outstanding share capital was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for the Company Required Approvals, no further approval or authorization of any shareholder, the Board of Directors or others is required for the issuance and sale of the Shares. Except as set forth on Schedule 3.1(f), there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s share capital to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s shareholders.

(g) SEC Reports; Financial Statements. The Company is a “foreign private issuer” within the meaning of Rule 405. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) under the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto, documents incorporated by reference therein and any materials filed or furnished by the Company under the Exchange Act during such period, whether or not any such reports were required, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements as to form of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal year-end audit adjustments.

(h) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed or furnished prior to the date hereof: (i) there has been no event, occurrence or development that has had a Material Adverse Effect in respect of the Company, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) loans, trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or changed its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any of its share capital, and (v) the Company has not issued any equity securities to any officer, director or Affiliate of the Company, except pursuant to existing Company stock option plans and stock purchase plans.

(i) Litigation. There is no action, suit, claim, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any Governmental or Regulatory Authority (collectively, a “Company Action”) that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect in respect of the Company. During the two (2) year period prior to the date hereof, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Company Action involving a claim of violation of or liability under federal, state or foreign securities laws or a claim of breach of fiduciary duty. During the two (2) year period prior to the date hereof, there has not been, and to the Knowledge of the Company, there is no pending or threatened investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(j) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any Governmental or Regulatory Authority, or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any Governmental or Regulatory Authority, including all foreign, federal, state and local laws applicable to its business, all such laws that affect the environment, all tax laws (including PRC customs and tariffs related laws) and all labor laws (including social insurance contribution requirements), except for in the case of each of clauses (i), (ii) and (iii), as would not have or reasonably be expected to result in a Material Adverse Effect in respect of the Company.

(k) Certain Fees. Except as set forth on Schedule 3.1(k), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(k) that may be due in connection with the transactions contemplated by the Transaction Documents.

(l) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchaser as contemplated hereby. The issuance and sale of the Shares hereunder do not contravene the rules and regulations of the Company’s principal Trading Market.

(m) Investment Company. The Company is not, is not required to be registered as and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act.

(n) Registration Rights. Except as provided in the Transaction Documents and in that certain Registration Rights Agreement, dated as of June 27, 2006, by and among the Company and the other parties thereto, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company other than registrations that are currently effective.

(o) Listing and Maintenance Requirements. The American Depositary Shares and the Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate, or that to the Company’s Knowledge is likely to have the effect of terminating, the registration of the American Depositary Shares or the Ordinary Shares under the Exchange Act, nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Ordinary Shares or American Depositary Shares are or have been listed or quoted to the effect that the Company is not in material compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such listing and maintenance requirements except as would not have or reasonably be expected to result in a Material Adverse Effect in respect of the Company.

(p) Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Organizational Documents or the laws of its jurisdiction of formation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

(q) No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor, to the Knowledge of the Company, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(r) No General Solicitation. Neither the Company nor, to the Knowledge of the Company, any Person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. The Company has offered the Shares for sale only to the Purchaser.

(s) Company Products. All products, systems, programs, services and Intellectual Property Rights that have been or are being developed, promoted, distributed, manufactured, rendered, sold and/or marketed by the Company or any of the Subsidiaries have been and are being developed, promoted, distributed, manufactured, rendered, sold and/or marketed in compliance and conformity with all product specifications except for such noncompliance or nonconformity as would not have or reasonably be expected to result in a Material Adverse Effect in respect of the Company.

(t) Customers; Suppliers. None of the Company’s customers accounting for more than ten percent (10%) of the Company’s net revenues, as referenced in the Annual Report (each, a “Key Customer”), has informed the Company that it intends to terminate its purchase agreement with the Company, and the Company has not informed any Key Customer that it intends to terminate its purchase agreement with such Key Customer since such Key Customer’s last purchase order with the Company as set forth on Schedule 3.1(t). None of the Company’s suppliers accounting for more than ten percent (10%) of the Company’s net revenues, as referenced in the Annual Report (each, a “Key Supplier”), has terminated, or informed the Company that it intends to terminate its supply agreement with the Company, and the Company has not informed any Key Supplier that it intends to terminate its supply agreement with such Key Supplier since the date of the Company’s last purchase order with such Key Supplier as set forth on Schedule 3.1(t).

(u) Photovoltaic Module Warranties. To the Knowledge of the Company, the Company’s current standard warranties for technical defects and initial power generation capacity for its photovoltaic modules are appropriate based on the Company’s estimates of the durability and reliability of its products, the Company’s quality controls and technical analysis and general industry information, except as would not or would not reasonably be expected to result in a Material Adverse Effect in respect of the Company.

(v) Production Capacity. As of the date of this Agreement, the Company has at least 700 MW of annual photovoltaic module production capacity and at least 360 MW of annual photovoltaic cell production capacity. As of the date of this Agreement, the Company has at least 300 MW of annual ingot production capacity and at least 300 MW of annual wire sawing capacity.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

(a) Organization and Qualification. The Purchaser is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own, lease and use its properties and assets and to carry on its business as currently conducted except where the failure to have such requisite power or authority would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser. The Purchaser is not in violation or default of any of the provisions of its Organizational Documents. The Purchaser is duly qualified, licensed or admitted to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification except for such Proceedings that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser.

(b) Authorization; Enforcement. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser, and no further consent or action is required by the Purchaser, the board of directors of the Purchaser or the Purchaser’s shareholders in connection therewith other than in connection with the Purchaser Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly authorized and executed by the Purchaser and is, or when delivered in accordance with the terms hereof and thereof, will constitute, subject to the satisfaction of and obtaining the Purchaser Required Approvals, the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Purchaser of the Transaction Documents, the receipt of the Shares and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Purchaser’s or any of its subsidiaries’ Organizational Documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Purchaser or any of its subsidiaries under or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Purchaser or subsidiary debt or otherwise) or other understanding to which the Purchaser or its subsidiaries is a party or by which any property or asset of the Purchaser or its subsidiaries is bound or affected, or (iii) subject to the satisfaction and obtaining the Purchaser Required Approvals, conflict with or result in a violation of any Law, injunction or other restriction of any Governmental or Regulatory Authority to which the Purchaser or its subsidiaries is subject (including federal, state and foreign securities laws and regulations), or by which any property or asset of the Purchaser or any of its subsidiaries is bound or affected; except in the case of each of clauses (ii) and (iii), to the extent that such conflict or violation would not have, or reasonably be expected to result in, a Material Adverse Effect in respect of the Purchaser.

(d) Filings, Consents and Approvals. The Purchaser is not required to obtain any Consent, give any notice to or make any filing or registration with any Governmental or Regulatory Authority or other Person in connection with the execution, delivery and performance by the Purchaser of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.11, (ii) the filings with the Commission pursuant to the Transaction Documents, and (iii) the Competition Approvals (collectively, the “Purchaser Required Approvals”).

(e) Litigation. There is no action, suit, claim, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, any of its subsidiaries or any of their respective properties before or by any Governmental or Regulatory Authority (collectively, a “Purchaser Action”) that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser. Since August 3, 2007, neither the Purchaser nor its subsidiaries, nor any director or officer thereof, is or has been the subject of any Purchaser Action involving a claim of violation of or liability under federal, state or foreign securities laws or a claim of breach of fiduciary duty.

(f) Compliance. Neither the Purchaser nor any of its subsidiaries: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Purchaser or its subsidiaries under), nor has the Purchaser or any of its subsidiaries received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any Governmental or Regulatory Authority, or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any Governmental or Regulatory Authority, including all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except for in the case of each of clauses (i), (ii) and (iii), as would not have or reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser.

(g) No Material Adverse Effect. Since December 31, 2009, there has been no Material Adverse Effect in respect of the Purchaser.

(h) Financing. The Purchaser has or has access to sufficient immediately available funds to pay, in cash, the Closing Purchase Price, and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby.

(i) Brokers. Except for UBS Securities Pte. Ltd. - Seoul Branch (or an Affiliate thereof), no broker, finder, financial adviser, intermediary or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

(j) Absence of Other Agreements. Except as disclosed by the Purchaser in writing to the Special Committee of the Board of Directors prior to the date of this Agreement, (i) other than the Selling Shareholders Purchase Agreements (and the transactions and transaction documents contemplated thereby), neither the Purchaser nor any of its Affiliates is a party to any agreement or understanding with the Selling Shareholders, including any definitive written side agreements; (ii) the Selling Shareholder Purchase Agreements (and the transactions and transaction documents contemplated thereby) contain the entire understanding of the Purchaser and the Selling Shareholders with respect to the subject matter thereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters; and (iii) the copies of the Selling Shareholder Purchase Agreements, as attached hereto as EXHIBIT C and EXHIBIT D, respectively, as of the date hereof are the fully executed forms of such Selling Shareholder Purchase Agreements (without exhibits).

(k) Investment Intent. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons regarding the distribution or resale of such Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares pursuant to a Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law; provided, however, that without limiting the representations in this Section 3.2(k), by making the representations herein, the Purchaser does not agree to hold any of the Shares for any minimum period of time and reserves the right, subject to the provisions of this Agreement and the Shareholder Agreement, at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable foreign, federal and state securities laws. The Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person or entity.

(l) Purchaser Status. At the time the Purchaser was offered the Shares, it was, and as of the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(m) Experience of the Purchaser. The Purchaser, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(n) General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Legends.

(a) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(b) The Purchaser agrees with the Company that the Purchaser will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2 Integration. The Company shall not sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares to the Purchaser in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser.

4.3 Securities Laws Disclosure; Publicity. The Company and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, except if such disclosure is required by Law or the rules or regulations of the Commission or the Company’s principal Trading Market or the markets or exchanges on which the Purchaser’s securities are listed or quoted for trading, in which case the disclosing Party shall promptly provide the other Party with prior written notice of such public statement or communication.

4.4 Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for facility expansion, general corporate working capital purposes or such other purposes as may be approved by the Board of Directors after the Closing Date.

4.5 Indebtedness. Except as set forth on Schedule 4.5, during the period from the date of execution of this Agreement to the Closing Date, the Company shall use commercially reasonable efforts not to create, incur, assume or permit any Subsidiary to create, incur or assume any indebtedness for money borrowed.

4.6 Liability Cap. The Company’s total liability for Losses with respect to any successful claims made by or on behalf of the Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a legally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person that controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a legally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling Persons as a result of or relating to any breach of (i) the representations or warranties made by the Company in Section 3.1(u) of this Agreement shall be limited, in the case of each individual breach of a representation or warranty, to an amount equal to 27.91% of the Losses resulting from such breach, up to a maximum of $5,000,000, and (ii) any of the other representations or warranties made by the Company in this Agreement or in the other Transaction Documents shall be limited, in the case of each individual breach of a representation or warranty, to an amount equal to 21.14% of the Losses resulting from such breach; provided, however, that the Company’s total aggregate liability for all Losses related to breaches of representations or warranties by the Company under this Agreement shall be limited to the Closing Purchase Price. Notwithstanding the foregoing or any other provision in this Agreement, the limitations set forth in the preceding sentence of this Section 4.6 shall not apply to any Losses directly or indirectly arising out of fraud or intentional misrepresentation on the part of the Company, and the Company shall be liable for all Losses with respect thereto.

4.7 Certain Damages. No Party shall seek or be entitled to receive, whether arising in contract, tort or otherwise, any punitive (except for punitive damages awarded to third parties), special or indirect damages, including multiples or earnings damages; cost of capital; or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement or otherwise with respect to any breach or alleged breach relating to or arising out of the transactions contemplated by this Agreement and the Share Lending Agreement.

4.8 Sufficient Number of Ordinary Shares. The Board of Directors shall not issue any Ordinary Shares which would cause the number of authorized but unissued Ordinary Shares to be less than sufficient to enable the Company to issue all Shares pursuant to this Agreement.

4.9 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental or Regulatory Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining as promptly as practicable and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental or Regulatory Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, for avoidance of doubt, all Company Required Approvals and Purchaser Required Approvals.

(b) Each of the Company and the Purchaser (i) shall consult and cooperate with the other Party in connection with the preparation of any of the filings and other documents described in Section 4.9(a) prior to their filing, (ii) shall furnish to the other Party such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any such filing or other document, (iii) shall keep the other Party apprised of the status of any correspondence, filings and other communications with, and any inquiries or requests for additional information from, any Governmental or Regulatory Authority concerning this Agreement and the transactions contemplated by this Agreement, and provide each other (or outside counsel, as appropriate) with copies of the foregoing to the extent in writing, (iv) shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental or Regulatory Authority concerning this Agreement or the transactions contemplated hereby without giving the other Party prior notice of the meeting or conversation and, unless prohibited by any such Governmental or Regulatory Authority, the opportunity to attend or participate, and (v) shall consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with the matters described in the foregoing.

(c) In furtherance and not in limitation of the foregoing, each of the Purchaser and the Company shall make appropriate filings with the applicable Governmental or Regulatory Authority in respect of the Competition Approvals with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Law and to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods (if any) thereunder as soon as practicable. The Purchaser shall be responsible for all filing fees in respect of the Competition Approvals.

(d) Notwithstanding anything to the contrary contained in this Agreement, each of the Purchaser and the Company hereby agrees and acknowledges that none of this Section 4.9 nor any “efforts” standard hereunder shall require, or be construed to require, in order to obtain any permits, consents, approvals or authorizations, or any terminations or waivers of any applicable waiting periods, the Company to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to adversely impact the Company’s or any of its Subsidiaries’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement, including the divestiture of any assets or businesses.

4.10 Notifications. At all times prior to the Closing, each Party to this Agreement shall notify the other Party to this Agreement in writing of any condition or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Section 5.1 or 5.2, as applicable, to be satisfied, promptly upon becoming aware of the same.

4.11 Securities Law Filings. The Purchaser shall timely file all forms, reports and documents (and any amendments thereto) required to be filed by it under the Securities Act, the Exchange Act or otherwise required by the Commission in respect of the transactions contemplated hereunder and in respect of the Shares (including filing any required statements of beneficial ownership pursuant to Section 13(d) of the Exchange Act).

4.12 Selling Shareholder Purchase Agreements.

(a) The Purchaser shall not negotiate, consent to or agree to any amendment, modification or waiver in whole or in part of the Selling Shareholder Purchase Agreements or, prior to the Closing, any other agreement, arrangement or instrument contemplated with any Selling Shareholder without the prior written consent of the Company.

(b) The Purchaser shall not consummate the purchases of shares contemplated under the Selling Shareholder Purchase Agreements prior to or following the Closing Date.

4.13 Employment Matters. The Purchaser acknowledges that prior to the Closing, the Company will propose to amend and modify the terms of employment of Peter Xie, Gareth Kung and Zhoumiao Gao after soliciting input from the Purchaser and taking such input into consideration in good faith.

4.14 Nasdaq Listing Rule Exemption. Prior to the Closing, the Company will elect “home country” exemption pursuant to Nasdaq Marketplace Rule 5615(a)(3) in respect of the requirements set forth under Nasdaq Marketplace Rules 5605(e), 5635(b) and 5635(d).

4.15 Initial Board Composition. Upon the Closing, the Board of Directors will consist of seven (7) members, four (4) members of which shall be selected by the existing independent directors of the Company from among the existing independent directors of the Company and the remaining three (3) members to be designated by the Purchaser (the “Purchaser Nominees”) to fill the vacancies created by the exiting members of the Board of Directors at the Closing. Each Purchaser Nominee must be eligible to serve on a U.S.-company board of directors under applicable Law, Commission rules, the Nasdaq Marketplace Rules and the nomination criteria policies of the Nominating Committee of the Board of Directors in effect as of the date of this Agreement (as may be amended to give effect to the transactions contemplated hereby and under the Shareholder Agreement).

4.16 Amendment to Nominating and Corporate Governance Committee Charter. Prior to the Closing Date, the Company shall make all amendments to its Nominating and Corporate Governance Committee Charter as may be necessary to allow one director nominee of the Purchaser to serve on the Corporate Governance and Nominating Committee of the Board of Directors, including without limitation such amendments as may be required in order for the Corporate Governance and Nominating Committee of the Board of Directors to give effect to the “home country” exemption pursuant to Nasdaq Marketplace Rule 5615(a)(3).

4.17 Post-Closing Annual Meeting. After the Closing and on or before December 31, 2010, the Company shall hold an annual meeting of its shareholders at which the Company will propose, among other items, that the Share Lending Agreement, the issuance of up to the 14,407,330 remaining Loaned Shares to the Purchaser in accordance with the Share Lending Agreement and the transfers contemplated thereunder, be approved (the “Shareholder Meeting”).

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchaser to Purchase the Primary Shares and the Loaned Shares. The obligation of the Purchaser to acquire the Primary Shares and the 30,672,689 Loaned Shares at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental or Regulatory Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Required Approvals. The Company shall have obtained in a timely fashion all of the Company Required Approvals, all of which shall be and remain so long as necessary in full force and effect.

(e) Adverse Changes. Since the date of execution of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company.

(f) Indebtedness. Since the date of this Agreement, the Company shall not have created, incurred, assumed or permitted any Subsidiary to create, incur or assume any indebtedness for money borrowed, except as set forth on Schedule 4.5.

(g) No Suspensions of Trading. Neither the Ordinary Shares nor the American Depositary Shares shall have been suspended, as of the Closing Date, by the Commission or the Company’s principal Trading Market from trading on the Company’s principal Trading Market, nor shall suspension by the Commission or the Company’s principal Trading Market have been threatened, as of the Closing Date, either (i) in writing by the Commission or the Principal Trading Market, or (ii) by falling below the minimum listing maintenance requirements of the principal Trading Market.

(h) Company Deliverables. The Company shall have delivered the items set forth in Section 2.2(a).

(i) Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by its President or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and (b).

(j) No Litigation. There shall not be any Proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement.

(k) Competition Approvals. The Purchaser shall have received notice that all Competition Approvals required in connection with the consummation of the transactions contemplated hereby have been obtained, and such Competition Approvals shall be and remain so long as necessary in full force and effect.

(l) Termination. This Agreement shall not have been terminated in accordance with Section 6.1.

(m) Selling Shareholder Purchase Agreements. The Purchaser shall have entered into the Yonghua Solar Purchase Agreement and the Good Energies Purchase Agreement with Yonghua Solar and Good Energies, respectively, and all of the conditions to closing the transactions contemplated by the (i) Yonghua Solar Purchase Agreement, as set forth in the Yonghua Solar Purchase Agreement, shall have been (a) satisfied, or (b) waived by the party thereto with the authority under the Yonghua Solar Purchase Agreement to waive such conditions; and (ii) Good Energies Purchase Agreement, as set forth in the Good Energies Purchase Agreement, shall have been (y) satisfied, or (z) waived by the party thereto with the authority under the Good Energies Purchase Agreement to waive such conditions.

(n) Prior Shareholders Agreement. The Prior Shareholders Agreement shall have been terminated.

(o) Resignations. Each of the individuals listed on EXHIBIT F shall have resigned from the positions set forth on EXHIBIT F.

(p) Amendment to Nominating and Corporate Governance Committee Charter. The Company shall have amended its Nominating and Corporate Governance Committee Charter in accordance with Section 4.16.

5.2 Conditions Precedent to the Obligations of the Company to Sell the Primary Shares and the Loaned Shares. The Company’s obligation to sell and issue the Primary Shares and the 30,672,689 Loaned Shares at the Closing to the Purchaser is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 3.2 shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a specific date.

(b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental or Regulatory Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Required Approvals. The Purchaser shall have obtained in a timely fashion the Purchaser Required Approvals, all of which shall be and remain so long as necessary in full force and effect.

(e) Adverse Changes. Since the date of execution of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Purchaser.

(f) Compliance Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.2(a) and (b).

(g) Purchaser Deliverables. The Purchaser shall have delivered the items set forth in with Section 2.2(b).

(h) Selling Shareholder Purchase Agreements. The Purchaser shall have entered into the Yonghua Solar Purchase Agreement and the Good Energies Purchase Agreement with Yonghua Solar and Good Energies, respectively, and all of the conditions to closing the transactions contemplated by the (i) Yonghua Solar Purchase Agreement, as set forth in the Yonghua Solar Purchase Agreement, shall have been (a) satisfied, or (b) waived by the party thereto with the authority under the Yonghua Solar Purchase Agreement to waive such conditions; and (ii) Good Energies Purchase Agreement, as set forth in the Good Energies Purchase Agreement, shall have been (y) satisfied, or (z) waived by the party thereto with the authority under the Good Energies Purchase Agreement to waive such conditions; and in the case of each of clauses (i) and (ii) above, in accordance with Section 4.12.

(i) No Litigation. There shall not be any Proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement.

(j) Competition Approvals. The Company shall have received notice that all Competition Approvals required in connection with the consummation of the transactions contemplated hereby have been obtained, and such Competition Approvals shall be and remain so long as necessary in full force and effect.

(k) Fairness Opinion. The written opinion of Think Equity, financial advisor to the Special Committee of the Board of Directors, dated as of the date of this Agreement, shall not have been withdrawn, modified or otherwise qualified in any material respect.

(l) Termination. This Agreement shall not have been terminated in accordance with Section 6.1.

(m) Prior Shareholders Agreement. The Prior Shareholders Agreement shall have been terminated.

ARTICLE VI

MISCELLANEOUS

6.1 Termination.

(a) This Agreement shall automatically terminate if either of the Selling Shareholder Purchase Agreements is terminated prior to the Closing.

(b) This Agreement may be terminated at any time prior to the Closing by:

(i) written agreement of the Company and the Purchaser,

(ii) either Party if (i) the other Party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after written notice (or such shorter period between the date of such notice and the Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Sections 5.1(a) and (b) (in the case of the Purchaser) or Sections 5.2(a) and (b) (in the case of the Company) not to be satisfied; or

(iii) either Party in the event that any Governmental or Regulatory Authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting, or altering, materially and adversely (to both the Purchaser and the Company), the material terms of the transactions contemplated by this Agreement, and such order shall have become final and nonappealable;

(iv) either Party by written notice to the other Party, if the Closing has not been consummated on or before 5:00 p.m. (Hong Kong time) on September 30, 2010.

In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of either Party except that nothing herein shall relieve either Party from liability for any breach of this Agreement that occurred before such termination and the terms of this Section 6.1 shall survive any such termination.

6.2 Remedies. In the event of a breach by the Company or by the Purchaser of any of their obligations under this Agreement, the Purchaser or the Company, as the case may be, in addition to being entitled to exercise all rights granted by Law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights, or injunctive relief and other equitable remedies under this Agreement. The Company and the Purchaser agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by either Party of any of the provisions of this Agreement and hereby further agree, in the event of any action for specific performance, injunctive relief or other equitable remedies in respect of such breach, to waive and not assert the defense that a remedy at law would be adequate. Following the Closing, an action for breach of this Agreement shall be the sole and exclusive remedy for either Party, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby.

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules. For the avoidance of doubt, the Parties acknowledge and agree that the Non-Disclosure and Standstill Agreement is not superseded by entry into this Agreement; provided that the Parties agree that the Non-Disclosure and Standstill Agreement shall be deemed terminated effective as of the Closing.

6.4 Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or waived unless the same shall be in writing and signed by the Company (at the direction and consent of the independent directors of the Board of Directors) and the Purchaser.

6.5 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.5 prior to 5:30 p.m. (Hong Kong time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.5 on a day that is not a Business Day or later than 5:30 p.m. (Hong Kong time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by an international overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

If to the Company:

Solarfun Power Holdings Co., Ltd.

888 Linyang Road, Qidong

Jiangsu Province 226200

People’s Republic of China

Attention: Mr. Gareth Kung, Chief Financial Officer

Facsimile no.: +(86) 21-2602-2889

E-mail address: Gareth.Kung@solarfun-power.com

with a mandatory copy to (which copy shall not constitute notice):

O’Melveny & Myers

31/F AIA Central

1 Connaught Road, Central, Hong Kong S.A.R.

Attention: Douglas Freeman

Facsimile no.: +(852) 2522-1760

E-mail address: dfreeman@omm.com

O’Melveny & Myers LLP

2765 Sand Hill Road Menlo Park, CA 94025

Attention: Steven J. Tonsfeldt

Facsimile no.: (650) 473-2601

E-mail address: stonsfeldt@omm.com

If to the Purchaser:

Hanwha Chemical Corporation

Hanwha Building, 1, Janggyo-dong, Jung-gu

Seoul 100-797, Korea

Attention: Mr. Eun Sik Kim, Deputy Senior Manager

Facsimile no.: 82 2 729 1205

E-mail address: eunsik.kim1218@hanwha.co.kr

with a mandatory copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

22/F Bank of China Tower

1 Garden Road

Hong Kong

Attention: Daniel Sae Chin Kim, Esq.

Facsimile no.: 852-3192-9689

E-mail address: danielkim@paulhastings.com

The addresses, facsimile numbers and e-mail addresses specified in this Section 6.5 may be changed by a Party hereto by delivering notice to the Purchaser, in the case of a change by the Company, and to the Company, in the case of a change by the Purchaser, in each case in accordance with the terms hereof, which change will be effective on the later of the date set forth in such notice or ten (10) days after such notice is deemed given hereunder.

6.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Company nor the Purchaser may assign its rights or obligations under this Agreement without the prior written consent of the other Party, provided that the Purchaser may assign this Agreement to any (a) wholly-owned Affiliate of the Purchaser, or (b) Affiliate of the Purchaser that is majority owned by the Purchaser, provided that the interests in the Affiliate that are not held by the Purchaser are held by Affiliates of the Purchaser without the prior consent of the Company; provided, however, that that if any assignment by the Purchaser pursuant to the foregoing clause (a) or (b) shall occur, the Purchaser shall remain liable for all obligations of the Purchaser under this Agreement and such Affiliate shall deliver to the Company a certificate containing representations and warranties substantially similar to the representations and warranties in Section 3.2(m).

6.7 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

6.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents and the relationship of the Parties shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Proceeding, such Proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Proceeding arising out of or relating to this Agreement brought by either Party, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

6.9 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereby (a) certifies that no Representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 6.9.

6.10 Survival.

(a) The representations and warranties of the Company contained in Sections 3.1(a), (b), (c), (e), (f), (g), (k) and (n) shall survive the Closing and the delivery of the Shares and shall continue to be binding upon the Company for a period of two (2) years following the Closing Date and the representations and warranties of the Company contained in Section 3.1(u) shall survive the Closing and the delivery of the Shares and shall continue to be binding upon the Company for a period of one (1) year following the Closing Date. All other representations and warranties of the Company set forth in this Agreement or the other Transaction Documents shall terminate at and not survive the Closing.

(b) The representations and warranties of the Purchaser contained in Sections 3.2(a), (b), (c) and (i) shall survive the Closing and the delivery of the Shares and shall continue to be binding upon the Purchaser for a period of two (2) years following the Closing Date. All other representations and warranties of the Purchaser set forth in this Agreement or the other Transaction Documents shall terminate at and not survive the Closing.

(c) The covenants and agreements of the Parties hereunder shall survive in accordance with their terms. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim may be asserted hereunder, a Party shall have been properly notified of a claim hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive until such claim is finally resolved or disposed of in accordance with the terms hereof.

6.11 Cumulative Remedies. Subject to Section 6.2, the remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

6.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.13 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars. All amounts owing under this Agreement are in United States Dollars. All amounts denominated in other currencies shall be converted into the United States Dollar equivalent amount in accordance with the applicable exchange rate in effect on the date of calculation.

6.14 Fees and Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

6.15 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either Party, upon any breach, default or noncompliance by the other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

6.16 Further Assurances. At or after the Closing, and without further consideration, the Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby, to evidence the fulfillment of the agreements herein contained and to give practical effect to the intention of the Parties under this Agreement.

6.17 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

SOLARFUN POWER HOLDINGS CO., LTD.

By:	/s/ Ping Peter Xie
Name:	Ping Peter Xie
Title:	Chief Executive Officer

PURCHASER:

HANWHA CHEMICAL CORPORATION

By:	/s/ Ki Joon Hong
Name:	Ki Joon Hong
Title:	President & CEO

[Signature Page to Share Purchase Agreement (Company)]

EXHIBIT A

SHARE LENDING AGREEMENT

EXHIBIT B

SHAREHOLDER AGREEMENT

EXHIBIT C

GOOD ENERGIES PURCHASE AGREEMENT

EXHIBIT D

YONGHUA SOLAR PURCHASE AGREEMENT

EXHIBIT E

OPINION OF COMPANY COUNSEL

EXHIBIT F

RESIGNATIONS

Name	Position	Company
Yonghua Lu	Chairman	Solarfun Power Holdings Co., Ltd.

Yonghua Lu	Legal Representative	Jiangsu Linyang Solarfun Co., Ltd.

Yonghua Lu	Legal Representative	Shanghai Linyang Solar Technology Co., Ltd.